UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2020

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09973	36-3352497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300
(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	MIDD	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 31, 2020 (the “Closing Date”), The Middleby Corporation (the “Company”), Middleby Marshall Inc. (“MMI”), as a borrower, and the other subsidiaries of the Company party thereto as borrowers (collectively, the “Borrowers”), entered into a five-year, $3.5 billion amended and restated credit agreement with Bank of America, N.A., as administrative agent (the “Agent”), and various other agents and lenders named therein (the “Credit Agreement”).

The Credit Agreement amends and restates the Company’s and MMI’s prior credit facility, which was established pursuant to that certain Sixth Amended and Restated Credit Agreement, dated as of July 28, 2016, among the Company, MMI, Bank of America, N.A., as administrative agent, and various financial institutions party thereto (as amended, the “Previous Credit Agreement”).

The Credit Agreement provides for a new senior secured credit facility in an aggregate principal amount of $3.5 billion, consisting of (i) a $750 million term loan facility and (ii) a $2.75 billion multi-currency revolving credit facility, with the potential for MMI, under certain circumstances, to increase the amount of the credit facility to up to a total of $4 billion (plus additional amounts, subject to compliance with a senior secured net leverage ratio), either by increasing the revolving commitment or by adding one or more revolver or term loan tranches. The multi-currency revolving credit facility consists of revolving loans and sublimits for swingline loans and letters of credit. The term loan facility is available to MMI for borrowing on the Closing Date. Borrowings under the revolving credit facility may be made by the Borrowers and any additional subsidiary made a “Borrower” at MMI’s option pursuant to the terms thereof with the consent of the Agent and the revolving lenders (and, in the case of a new revolver or term loan tranche, the consent of the Agent of the lenders committing to make such loans). Borrowings under the revolving credit facility may be denominated in dollars and, up to a certain dollar equivalent limit, certain foreign currencies, and may be used for refinancing the Company’s obligations under the Previous Credit Agreement, working capital, capital expenditures, to support the issuance of letters of credit and other general corporate purposes, as well as for financing permitted acquisitions. The credit facility matures in 2025, with the potential for MMI to extend the maturity date in one year increments with the consent of the extending lenders. All obligations under the Credit Agreement are secured by substantially all the assets of MMI, the Company and certain of the Company’s material domestic subsidiaries, and unconditionally guaranteed by, subject to certain exceptions, the Company and certain of the Company’s direct and indirect material foreign and domestic subsidiaries.

US and Canadian Dollar borrowings under the credit facility bear interest, at the option of MMI, at a fluctuating base rate plus a margin or at a eurocurrency rate plus a margin. Borrowings in any other currency bear interest at the applicable eurocurrency rate plus a margin. The margin applicable to any Borrowing is determined by MMI’s Leverage Ratio (as defined in the Credit Agreement). A commitment fee equal to a percentage of the aggregate amount of the lenders’ unused revolving commitments, and a letter of credit fee on the undrawn amount of each letter of credit issued under the letter of credit subfacility, are paid quarterly and on the maturity date.

The term loan facility will amortize in equal quarterly installments due on the last day of each fiscal quarter, commencing with the first full fiscal quarter after the Closing Date, in an aggregate annual amount equal to 2.50% of the original aggregate principal amount of the term loan facility, with the balance, plus any accrued interest, due and payable on the fifth anniversary of the Closing Date. MMI is required to make mandatory prepayments with respect to the term loan facility in amounts equal to 100% of all net cash proceeds of debt issuances not otherwise permitted by the Credit Agreement and certain non-ordinary course asset sales and dispositions, subject to customary reinvestment rights and certain exceptions.

The Credit Agreement contains representations, warranties and covenants that are customary for agreements of this type and, with certain exceptions, are substantially similar to those contained in the Previous Credit Agreement. Among other things, the covenants in the Credit Agreement limit the ability of the Company and its subsidiaries to, with certain exceptions: incur indebtedness; grant liens; engage in certain mergers, consolidations, acquisitions and dispositions; make restricted payments; and enter into certain transactions with affiliates. The Credit Agreement also requires MMI to satisfy certain financial covenants: (i) a minimum Interest Coverage Ratio (as defined in the Credit Agreement) of 3.00 to 1.00; and (ii) a maximum Leverage Ratio (as defined in the Credit Agreement) of Funded Debt less Unrestricted Cash to Pro Forma EBITDA (each as defined in the Credit Agreement) of 4.00 to 1.00, which may be adjusted to 4.50 to 1.00 for a four consecutive fiscal quarter period in connection with certain qualified acquisitions, subject to the terms and conditions contained in the Credit Agreement.

The Credit Agreement also contains certain customary events of default, including, but not limited to, the failure to make required payments; bankruptcy and other insolvency events; the failure to perform certain covenants; the material breach of a representation or warranty; non-payment of certain other indebtedness; the entry of undischarged judgments against the Company or any subsidiary for the payment of material uninsured amounts; the invalidity of the Company guarantee or any subsidiary guaranty; and a change of control of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Seventh Amended and Restated Credit Agreement, dated as of January 31, 2020, among Middleby Marshall Inc., The Middleby Corporation, the Subsidiary Borrowers named therein, the lenders named therein and Bank of America, N.A., as administrative agent for the lenders.

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2020	THE MIDDLEBY CORPORATION

	By:	/s/ Bryan Mittelman
Bryan Mittelman
Chief Financial Officer